SOFTWARE LICENSE AGREEMENT

This Software License Agreement (“Agreement”) is entered into this 21 day of August, 2002 (the “Effective Date”) by and between Smarte Solutions, Inc. (“Smarte”) with its principal place of business at 611 S. Congress Ave., Ste. 350, Austin, TX  78704 and Bit-Arts Limited (“Licensor”) with its principal place of business at 3rd floor 15 Middlepavement Nottingham England NG1 7DX.  The parties hereto agree as follows

1.

DEFINITIONS.

(a)

“Software” means a software product including all updates, upgrades, fixes, workarounds and the like, owned or licensed by Licensor and set forth in Appendix A (and any replacement products), together with the accompanying documentation.

(b)

“Bundled Product” means the Software bundled, embedded, incorporated or otherwise included with or as Smarte’s products, as more specifically described in Section 4(b).

(c)

“Custom Development” means custom software development services provided by Licensor at the request, and pursuant to the instructions and specifications of, Smarte.  Custom Development may be performed for Smarte, or for a customer of Smarte.

(d)

“Gross Revenue” means all amounts actually received by Smarte: as a result of (i) the distribution of the Bundled Product, or (where the Software is distributed on a standalone basis) as a result of the distribution of the Software, by Smarte or any sub-distributor appointed by Smarte, or (ii) Custom Development or Professional Services provided to an End User in respect of any Bundled Product or (where the Software is distributed on a standalone basis) in respect of the Software; less all amounts for refunds, returns, commissions, royalties or other fees paid to suppliers, chargebacks, write-offs, taxes, shipping, insurance and the like.

(e)

“Professional Services” means services provided by Smarte to an End User in respect of the Software.

(f)

“Support Services” means the maintenance and support services provided by Licensor as described in Section 3(d) and Appendix B.

(g)

“Field of Use” means any and all distribution of the Software (whether standalone or as the Bundled Product) with incorporation of Bit-Arts technologies into Smarte branded software systems sold into the wireline enterprise market on computers using DOS, Windows, Unix, Linux, Java or Apple operating systems.

(h)

Terms defined in Appendix B bear the meaning set out there.

2.

LICENSE.  Subject to all the provisions of this Agreement, Licensor grants to Smarte a:

(a)

Worldwide, exclusive (subject to Section 2(e)), license to market, and distribute the Software in the Field of Use, either on a standalone basis or as the Bundled Product, under Smarte’s trademarks or tradenames, directly or indirectly to end-user customers (“End Users”) in object code only and to make copies of the Software for purposes of such distribution.  Smarte will only distribute the latest Software version supplied to Smarte by Licensor hereunder. For the avoidance of doubt the exclusive rights granted to Smarte under this Agreement only include distribution and marketing of the Software in the Field of Use either on a stand alone basis when this is as part of a Smarte branded product/system, or as part of the Bundled Product.  For further avoidance of doubt distribution of the Software under any other circumstances (with the total exclusion of the Titan product which is reserved to Licensor and its distributors) falls outside the Field of Use.

(b)

Worldwide, non-exclusive license to market, and distribute the Software outside of the Field of Use, either on a standalone basis or as the Bundled Product, under Smarte’s trademarks or tradenames, directly or indirectly to end-user customers (“End Users”) in object code only and to make copies of the Software for purposes of such distribution.  Smarte will only distribute the latest Software version supplied to Smarte by Licensor hereunder.

(c)

Worldwide, non-exclusive license to modify and revise the Software and documentation solely for the purpose of integrating the Software with products owned or licensed by Smarte as far as this is necessary to create the Bundled Product.  Where any source code in the Software is required for such modification or revision, such work will be carried out by Licensor as contemplated by Section 3(a).

(d)

Worldwide, non-exclusive license to use and display the Software (whether standalone or as the Bundled Product) for the purpose of testing, demonstrating to or training employees, contractors,

prospective sub-distributors or End Users.

(e)

The licences granted at Sections 2(a) to 2(d) above do not include marketing, distribution, use, display, modification or revision of the Software in relation to any wireless products for J2ME mobile devices using Encryptogen for Java (ME) or system or operating system where the wireless device is a mobile device that works on the 2 1/5 through 3G mobile phone network.

(f)

The license granted in Section 2(a) grants to Smarte the exclusive right to market and distribute the Software anywhere in the world for use by End Users in the Field of Use.  In order to avoid market conflict in the Field of Use, Licensor will discontinue, and will not pursue any, direct or indirect, marketing, distribution, licensing or sales efforts with respect to the Software in the Field of Use, but may continue, or to initiate, any marketing and distribution efforts it desires in other fields of use (e.g., 3G wireless).  The rights granted to Smarte under this Agreement do not apply to Licensor’s product known as "Titan" (a virus detection program) and Licensor may sell this product or appoint distributors for it.  The provisions of this Section will not apply to the agreement between Licensor and Xial Limited (Xial Limited - Number 04353034, registered office 3 Firs Close Whitchurch Aylesbury Buckinghamshire HP22 4LH (“Xial”)) for distribution of Titan or to any replacement for such agreement with Xial.  Where the agreement with Xial is terminated, Licensor may appoint an alternative distributor to replace Xial as a distributor of Titan (and again this will not be in breach of this Section), but will offer Smarte a right of first refusal for such position provided that if Smarte and the Licensor have not reached agreement within 60 days from the date of notification, Licensor will be free to approach and contract with third parties. However, Licensor agrees that it will not otherwise market and/or deliver the Titan product to the market in a competitive manner with the Software or any Bundled Product and any agreement Licensor executes with a third party relating to distribution of the Titan software for use on stand-alone equipment will be drafted in such a manner as to not be in breach of this provision.  At any time after the first nine (9) months following the date the Bundled Product is completed in accordance with Section 4(b), Licensor may provide ninety (90) days’ written notice to Smarte that Licensor desires the exclusive licensed granted in Section 2(a) to be revised to a non-exclusive license.  Automatically upon completion of such 90-day notice period, the license granted in Section 2(a) shall become non-exclusive.  Notwithstanding anything else in this Agreement the rights granted to Smarte in respect of the Software do not include a right for Smarte to license the Licensor's Titan software product as a stand-alone product and Smarte will not market or distribute the Software as a product whose sole function is as a stand alone, software product that provides protection from virus, cracking or hacking to personal computers, laptops or similar equipment, which enables end-users to protect their computer’s contents (as opposed to a product that protects these functions as well as other functions including, without limitation, protects software products during delivery and/or in use).

(g)

Title and ownership rights to the Software including any modified or revised version created pursuant to Section 2(b) above will remain exclusively with Licensor, but for the avoidance of doubt, ownership rights in any products bundled, embedded, incorporated or otherwise included with the Software by Smarte to create the Bundled Product will remain with Smarte.

(h)

Smarte shall use commercially reasonable efforts to market and distribute the Software in the Field of Use.

(i)

Smarte will not use or deal with the Software except as contemplated by this Agreement.

(j)

Smarte may appoint sub-distributors for the marketing and distribution of the Software as contemplated by this Agreement.  Where it appoints sub-distributors, Smarte will be primarily liable for the acts or omissions of any sub-distributor that it appoints as if those actions or omissions of the sub-distributor were the actions or omissions of Smarte under this Agreement.  If Smarte has an ownership stake in any such sub-distributor, Smarte shall obtain Licensor’s written consent, not to be unreasonably withheld or delayed, prior to making such appointment.

(k)

Smarte will notify Licensor promptly if it becomes aware of any unauthorized use of the whole or any part of the Software.

(l)

Smarte will use commercially reasonable efforts to ensure that any product with which the Software is bundled as part of a Bundled Product is of good quality

(m)

Smarte will offer maintenance services to all End-Users of the Software.

(n)

Smarte will charge End-Users for new Software Releases and for all distribution of the Software and for any Professional Services or Custom Development.

(o)

Unless it has prior written consent from Licensor, such consent not to be unreasonably withheld or delayed, Smarte will only distribute the Software to End-Users on terms materially the same as those set out at Appendix D.  Smarte will use commercially reasonable endeavours, to enforce such End-User terms and conditions in respect of the Software the method of such enforcement to be at the sole discretion of Smarte.

(p)

Smarte shall not, nor permit anyone else to, directly or indirectly: reverse engineer, disassemble, decompile or otherwise attempt to discover the source code or structure, sequence and organization of the Software (except where the foregoing is required by applicable local law, and then only to the extent so permitted).

3.

LICENSOR OBLIGATIONS.

(a)

Integration.  Licensor shall use good faith efforts to assist Smarte in integrating the Software with Smarte’s products to create the Bundled Product, including, without limitation, providing personnel, resource, materials and other items reasonably necessary to complete the Bundled Product in a timely manner.

(b)

Research and Development.  Licensor shall be responsible for ongoing research, development and feature upgrades of the Software.  Licensor shall perform such research and development and shall use reasonable commercial efforts to develop upgrades and new versions of the Software to seek to ensure that the Software keeps pace with technological and other advances and continues to address the needs of the market.  Licensor shall also be responsible for providing fixes for bugs, cracks or other problems related to the Software as contemplated by the Support Services.

(c)

Custom Development. Where agreed between the parties from time to time Licensor will provide Custom Development services in connection with the Software which will be paid for by Smarte at the rates set out in Appendix C, at Smarte’s reasonable request pursuant to written work descriptions.  Licensor will not unreasonably withhold its agreement to the provision of such services.

(d)

Support Services.  Licensor will provide Support Services, which will be paid for by Smarte at the rates set out in Appendix C, in accordance with Appendix B.  Licensor agrees to deliver beta code of all future versions and future products in beta form, as early as possible, in order for Smarte to test these for inclusion into its offerings.

(e)

Training. Within the first three (3) months of the Effective Date, at the times and locations reasonably requested by Smarte, Licensor shall make available to Smarte at least three (3) full days of training at no charge. Within thirty days of every new Software Release Licensor shall make available to Smarte at least one (1) full day of training at no charge.  This process will be mutually agreed on for new Software Releases at the time such new Software is delivered to Smarte.

(f)

Escrow.  Licensor shall deposit the source code of the Software into escrow in the United Kingdom promptly after execution of this Agreement and will diligently maintain the escrow account thereafter, ensuring that all upgrades, revisions and new versions of the Software, and new Software, are likewise deposited.  In the event an End User requests escrow of the Software in the United States, Licensor shall promptly comply with such request and deposit the source code of the Software in the United States.  Licensor agrees that source code, documentation, build and make files and knowledge of the development environment will be delivered to Smarte in the event that (i) a petition to commence bankruptcy or composition proceedings regarding Licensor’s assets, or its equivalent under UK or other applicable law, is filed by or against Licensor and such petition is not dismissed within ninety (90) days of filing, (ii) Licensor becomes insolvent, liquidates its assets, makes an assignment for the benefit of creditors or admits in writing of its inability to pay its debts as they come due, (iii) Licensor fails to, or is unable to, perform the Support Services and has not corrected the situation within 30 days of written notice from Smarte requiring it to do so, or (iv) Smarte terminates this Agreement in accordance with Section 8(c).  Smarte is granted the right to periodically inspect the physical status and condition escrow contents to ensure that Licensor has complied with this Section.  Following release from Escrow, Smarte is hereby granted a currently effective, license during the remainder of the Initial Term and/or any Renewal Term of this Agreement and thereafter as expressly contemplated by this Agreement to use the source code of the Software solely to perform all obligations of Licensor, and exercise all rights of Smarte, under this Agreement in the Field of Use following release from escrow.

4.

PRICE AND PAYMENT.

(a)

As full consideration for the license and other rights granted herein and services provided by Licensor, Smarte will pay to Licensor the following amounts:

(i)

A fee of US$250,000 within 5 working days of the Effective Date and another US$250,000 upon completion of the Bundled Product.

(ii)

For each copy of the Software (whether on a standalone basis or as part of a Bundled Product) distributed by Smarte or any sub-distributor, Licensor shall receive a royalty of the greater of (i) USD $180, or (ii) thirty percent (30%) of the Gross Revenue received by Smarte from the applicable End User. For the avoidance of any doubt the royalty of 30% is payable on the Gross Revenue received by Smarte from the applicable End User for the purchase of a system incorporating the Software either as a stand alone product or as the Bundled Product. This royalty is paid on the total system. For further avoidance of doubt, and subject to Section 10(a) it should be noted that in the normal course of business Smarte may make other sales which do not incorporate in any manner whatsoever Licensor's technology and Licensor shall not receive any royalty on any such sale.

(iii)

Fees for Custom Development and Professional Services are as set forth on Appendix C.

(b)

The parties will work together towards completion of the Bundled Product as contemplated by this Agreement.  For the purposes of this Section 4(b) and Section 4(a) above, the Bundled Product will be that described in the specification attached as Appendix E hereto.  When the parties believe that the Bundled Product is completed, Smarte will conduct tests on the Bundled Product to determine whether it performs in accordance with the specification and will give Licensor an opportunity to attend such tests.  On successful completion of the tests the parties will promptly sign off on the Bundled Product as being completed and the second fee payable under Section 4(a)(i) will become payable.

(c)

All royalties and fees are to be paid in United States currency.  Where the underlying price in respect of which any royalty or fee is so payable is stated in a currency other than US dollars, it shall be converted into US dollars by reference to the average of the relevant daily buying and selling rates of CitiBank, New York for the currency in question over the quarter in question.  All sales and other taxes relating to transactions under this Agreement, including (without limitation) those levied by federal, state, municipal or other governmental authorities will be paid by Smarte, other than those (i) based on Licensor’s income, (ii) assessed from a governmental authority with whom Smarte has a valid reseller tax exemption certificate, or (iii) for which Licensor may obtain a credit or a refund.  Royalties and other payments to be made under this Agreement will be paid by Smarte without any set off, deduction or withholding except such amount (if any) of tax as Smarte is required to deduct or withhold by law.  If either party is required by law to make any tax deduction or withholding, it shall do all things in its power which may be necessary to enable or assist the other party to claim exemption therefrom under any double taxation or similar agreement from time to time in force and shall from time to time give the other party proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

(d)

Smarte will provide Licensor with a written quarterly sales report, summarizing the applicable Software-related sales activities, revenue from these sales activities, professional services and all other amounts due to Licensor during the previous calendar quarter all copies of the Software (excluding those referred to at Section 4(e)(ii) below). All amounts due, as calculated in accordance with this Section 4 and based upon such quarterly sales report, are payable to Licensor upon Smarte’s submission of this report.  Smarte will provide a written quarterly sales report within 30 days following the end of each calendar quarter.

(e)

Notwithstanding anything to the contrary herein, Smarte will not be obligated to pay Licensor any fee: (i) for a copy of the Software until the Software (whether standalone or as the Bundled Product) is installed for or by the End User; or (ii) for any copy of the Software distributed as a replacement copy, used internally by Smarte, or used for development, testing, maintenance, support, training, marketing, or demonstration activities.

(f)

Where royalties payable by Smarte in any year of this Agreement do not exceed the minimum amounts payable as set out in Appendix C it will pay any shortfall with the 4th quarterly sales report for the year in question (or on termination of this Agreement if sooner).

(g)

Where any payment due under this Agreement is not made by the date on which it is due (except in the case of a genuine dispute) Licensor may charge interest at 3% above the base rate (or the highest rate permitted by law, if lower) from time to time of Lloyds TSB Bank plc both before and after judgment from the date on which such payment is due to the date on which the payment is made.  Where any genuine dispute is resolved in favor of Licensor then interest will be payable on such amounts as if they had not been disputed.

(h)

Smarte shall at the reasonable request of Licensor (but not more regularly than once in each year of this Agreement) allow an independent third party auditor engaged by Licensor but reasonably acceptable to Smarte, to inspect the records and books of account of Smarte at all reasonable times during normal business hours to the extent they relate to the Software, the Bundled Product, the services supplied by Smarte to End-Users in connection with them or the royalties payable to Licensor under this Agreement.  To the extent that such items relate to the calculation of royalties and other sums due and payable under this Agreement, copies may be made for the sole purpose of the audit enquiry, provided that such copies are returned to Smarte immediately upon conclusion of the applicable audit. Such audits shall be carried out at Licensor's expense, however if the audit proves that Smarte's accounting of royalties was deficient by more than (i) 10% of the money actually due, or (ii) $15,000, whichever is greater, the reasonable and actual cost of such audit (which cost shall not include any amounts associated with compensation to Licensor’s employees) shall be borne by Smarte.  The auditor shall sign a confidentiality undertaking directly with Smarte in a form reasonably acceptable to Smarte prior to undertaking any audit.

5.

WARRANTY.

(a)

Licensor warrants that, for a period of ninety (90) days from the date the Software (whether standalone or as the Bundled Product) is installed by the applicable End User, the Software will perform substantially in accordance with the applicable specifications, including but not limited to the documentation.  In the event Licensor breaches such warranty, in addition to all other remedies available at law or in equity,  Licensor shall (at its option) perform, at no additional charge to Smarte, services to substantially correct any nonconforming or defective Software or replace the nonconforming or defective Software with a conforming or non-defective copy.  The provisions of this Section 5(a) will apply to all sales of software to any End User except where Smarte gives no warranty to the End User or gives a warranty for a shorter period or with more limited remedies in which case the warranty given by Licensor under this Agreement in respect of that End User will be on the same basis (if any) as the warranty given by Smarte to the End User in question.

(b)

Licensor warrants that the services performed hereunder by Licensor will be performed in a good and workmanlike manner and by qualified personnel.

(c)

Licensor further warrants that (i) the Software, and its use and distribution, does not infringe any third party’s copyright, trade secret, trademark, patent right or other intellectual property or proprietary right, (ii) its performance under this Agreement is not or will not be inconsistent with any obligation Licensor may have to others, and, (iii) it has the full right to allow it to provide Smarte with the license and other rights provided for herein.

(d)

The warranties set out at Section 5(a) and 5(c) above do not apply to the extent any failure to comply with either of the warranties is the result of any modification or revision made by Smarte to the Software.

(e)

Licensor warrants that on delivery to Smarte the Software does not contain any Harmful Code. “Harmful Code” mean any program routine, device or other undisclosed feature, including without limitation, a virus, worm, trojan horse, malicious logic or trap door, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to the Software or the End User’s or Smarte’s respective hardware, data or programs.  Licensor agrees to notify Smarte immediately upon discovery of any Harmful Code that is, or is reasonably suspected to be present in, the Software. Licensor will take immediate action, at its expense, to identify and eradicate (or to equip End Users, Smarte and its sub-distributors to identify and eradicate) such Harmful Code and carry out any recovery necessary to remedy any impact of such Harmful Code.

(f)

THE WARRANTIES SET FORTH HEREIN ARE THE ONLY WARRANTIES GIVEN IN RESPECT OF THIS AGREEMENT AND ACCORDINGLY ALL TERMS, CONDITIONS, WARRANTIES, REPRESENTATIONS OR GUARANTEES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

6.

INFRINGEMENT INDEMNITY.

(a)

Licensor will defend at its expense any actual or threatened claim or suit brought against Smarte, its affiliates, sub-distributors and End Users alleging that the Software, and/or its use or distribution, infringes a patent, copyright, trade secret or other intellectual property right and will pay all costs and damages incurred with respect thereto.  Smarte shall give Licensor (1) prompt written notice of the claim; (2) reasonably requested information that Smarte possesses about the claim; (3) reasonable cooperation and assistance; and (4) sole authority to defend or settle the claim.  In the defense or settlement of the claim, Licensor may obtain for Smarte the right to continue using the Software or replace or modify the Software so that they become non-infringing.  This indemnity will not apply to the extent any such infringement is the result of any modification or revision made to the Software by Smarte or to the extent it arises from the use of the Software with any other software (including any software which forms part of a Bundled Product) unless Licensor contributed to such infringement in the performance of its responsibilities under Section 3(a).

(b)

Except to the extent Smarte is entitled to indemnification under Section 6(a), Smarte will defend at its expense any actual or threatened claim or suit brought against Licensor, its affiliates, sub-distributors and End Users alleging that any revision or modification made to the Software by Smarte or any software with which the Software is sold, and/or its use or distribution, infringes a patent, copyright, trade secret or other intellectual property right and will pay all costs and damages incurred with respect thereto.  Licensor shall give Smarte (1) prompt written notice of the claim; (2) reasonably requested information that Licensor possesses about the claim; (3) reasonable cooperation and assistance; and (4) sole authority to defend or settle the claim.

7.

CONFIDENTIALITY.  Smarte and Licensor each agree that the Proprietary Information of the other party is the confidential property of the other party and its licensors.  Except as expressly allowed herein, each party will hold in confidence and not use or disclose any Proprietary Information of the other party and shall similarly bind its employees in writing.  Each party acknowledges and agrees that due to the unique nature of the Proprietary Information of the other party, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the receiving party or third parties to unfairly compete with the delivering party resulting in irreparable harm to the delivering party, and therefore, that upon any such breach or any threat thereof, the delivering party shall be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law.  "Proprietary Information" means any information, technical data, or know-how relating to a party’s business, research, products, software, services, development, custom software services, inventions, processes, engineering, sales, marketing, techniques, pricing, internal procedures, business, and marketing plans and business opportunities.  Notwithstanding the foregoing, Proprietary Information does not include information, technical data or know-how that: (i) the receiving party can prove through written documentation was in its possession at the time of disclosure; (ii) becomes part of the public knowledge not as a result of any action or inaction of the receiving party; (iii) is disclosed to the receiving party by a third party not in violation of any obligation of confidentiality; or (iv) is independently developed by the receiving party without reference to any Proprietary Information, which can be proven through written documentation.

8.

TERM AND TERMINATION

(a)

Term.  Subject to the terms of this Section 8, this Agreement will continue for an initial term (“Initial Term”) of three (3) years from the Effective Date, and will automatically renew thereafter for additional one (1) year terms (each a “Renewal Term”) unless terminated in accordance with this Section (“Term”).

(b)

Termination by Either Party.  Licensor or Smarte may terminate this Agreement without cause at the end of the Initial Term, or any Renewal Term, by providing written notice to the other at least 180 days prior to the end of such Term.

(c)

Termination for Breach.  Notwithstanding the foregoing, either party may terminate this Agreement (a) upon thirty (30) calendar days written notice to the other party in the event that the other party is in material breach and fails to cure the breach during the notice period; or (b) immediately, if the other party becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law.  Termination will not affect (i) either party’s right to recover any money amounts, or require performance of any obligations, due at the time of termination, or (ii) any licenses granted to End Users.

(d)

Rights and Obligations upon Termination.  Upon termination or expiration of this Agreement,

(i)

Each party will promptly remit to the other all unpaid money due as of the effective date of such termination in accordance with the terms and conditions of this Agreement;

(ii)

For a period of two (2) years after expiration of the original Initial Term and/or any Renewal Term, Smarte may continue to use the Software to support Smarte’s sub-distributors and End Users who have licensed the Software (whether standalone or as the Bundled Product);

(iii)

Licensor will continue to provide Support Services as contemplated by section 5.6 of Appendix

B, however where this Agreement is terminated by Licensor pursuant to Section 8(c) for Smarte’s failure to pay amounts owed hereunder Licensor may require Smarte to make payments on account prior to the provision of such services.

(iv)

If Licensor terminated this Agreement pursuant to Section 8(c) (except for Smarte’s failure to pay amounts owed hereunder or for Smarte’s violation of Licensor’s intellectual property rights), for a period of up to six (6) months from the date of such termination, Smarte may distribute the current version of the Software that exists as of the termination date to End Users or sub-distributors with whom Smarte has pre-existing agreements (and Smarte will make payment to Licensor for each copy of the Software distributed during this time period in accordance with Section 4 of this Agreement), or for which Smarte has already paid the applicable royalties to Licensor.

(v)

Smarte may distribute the current version of the Software that exists as of the termination date for

A.

a period of up to twelve (12) months from the date of termination if this Agreement is terminated by either party in accordance with Section 8(b); or

B.

a period equal to the remainder of the Initial Term or the Renewal term (as relevant) plus twelve (12) months if this Agreement is terminated by Smarte pursuant to Section 8(c);

to End Users or sub-distributors with whom Smarte has pre-existing agreements (and Smarte will make payment to Licensor for each copy of the Software distributed during this time period in accordance with Section 4 of this Agreement), or for which Smarte has already paid the applicable royalties to Licensor;

(vi)

If the source code of the Software is released pursuant to Section 3(f), royalty payable to Licensor in respect of the distribution of the Software will be reduced to fifteen percent (15%) of the Gross Revenue received by Smarte from the applicable End User.

(vii)

The relevant rights and obligations of the Parties under this Agreement will remain in force to the extent any distribution rights or support obligations continue following termination of this Agreement.

9.

WARRANTS.  Share warrants will be issued to Smarte by Licensor pursuant to a separate Share Warrant Instrument agreed between the parties signed at the same time as this Agreement.

10.

GENERAL

(a)

No Competitive Products.  During the period of time that the Section 2(a) license is exclusive, except pursuant to its relationship with XtreamLok Pty Ltd. created prior to the Effective Date, Smarte shall not acquire, develop, improve or market products that compete with the Software in existence as of the Effective Date provided by Licensor hereunder.

(b)

Governing Law and Legal Actions.  This Agreement shall be governed by and construed under the laws of the state of New York and the United states without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.  The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and U.S. federal courts of the state of New York.  Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by New York state or U.S. federal law.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

(c)

Force Majeure. No party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party.

(d)

Limitation of Liability.  EXCEPT WITH RESPECT TO SECTION 6, (i) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY, LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF GOODWILL, LOSS OF CONTRACTS, OR BUSINESS INTERRUPTION, ARISING FROM OR RELATED TO THIS AGREEMENT, AND (ii) IN NO EVENT WILL EITHER PARTY’S LIABILITY EXCEED THE AMOUNT PAID BY SMARTE UNDER THIS AGREEMENT.

(e)

Survival.  Provisions of this Agreement which, by their terms or their nature, should survive termination or expiration of this Agreement shall survive, including, without limitation, Sections 2(e), 3(g), 5, 6, 7, 8(d) and 10.

(f)

Relationship of Parties.  Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Smarte and Licensor as partners, agents or joint venturers with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

(g)

Notices.  Notices under this Agreement shall be sufficient only if personally delivered, delivered by fax, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its address and fax number set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received 5 days after posting. Notice by fax shall be deemed received at the time sent unless such time is not during a business day, in which case it shall be deemed received on the next business day.  Notice by rapid delivery courier services shall be deemed received on the next business day.

(h)

Assignment.  This Agreement may not be assigned by either party without the prior consent of the other party (and any attempt to do so will be void); however, either party may assign this Agreement to any entity that acquires substantially all of its stock, assets or business.  Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, each party’s heirs, successors and assigns.

(i)

Merger or Acquisition Notification.  In the event Licensor receives, or makes, an offer of merger or acquisition, Licensor shall notify Smarte of such offer no later than sixty (60) days from the effective date of closing of such merger or acquisition.

(j)

Further Assurances.  Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(k)

Entire Agreement.  This Agreement and its attached exhibits supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof.

(l)

Amendment and Waiver.  This Agreement may be amended, or any provision herein waived, only by a writing executed by both parties. A waiver of any term or condition in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach.  No modification of this Agreement shall be effected by either party’s use of any order form, purchase order, acknowledgement, license, shrink-wrap, boxtop, or clickwrap license, or other form containing additional or different terms.

(m)

Severability.  Any provision of this Agreement that is determined by a competent court or governmental agency to be prohibited or unenforceable in any jurisdiction will, as to such provision and jurisdiction only, be deemed limited or severed to the minimum extent of such prohibition and unenforceability and, subject to such limitation or severance, this Agreement will continue in effect in accordance with its terms and conditions.

(n)

Drafting and Construction. Both parties have fully considered the language, terms and provisions of this Agreement and expressly agree that ambiguities, if any, shall not be construed against the drafter, but shall be resolved in a fair manner without unequal prejudice to any of the parties hereto.

(o)

Counterparts.  This Agreement maybe signed in two counterparts which together shall form a single agreement as if both parties had executed the same document.  Facsimile signatures shall be deemed original signatures.

(p)

Third Party Beneficiaries.  The provisions of this Agreement are for the benefit only of the parties hereto, and, except as specifically provided herein, no third party (including creditors of any party) may seek to enforce, or benefit from, these provisions, or seek redress for any breach or other damage, alleged or proved, under this Agreement.

BIT-ARTS LIMITED	SMARTE SOLUTIONS, INC.
By /s/Danny Chapchal	By /s/Michael Shapiro
Name Danny Chapchal	Name Michael Shapiro
Title CEO	Title CEO
Date August 22, 2002	Date August 21, 2002

APPENDIX A

Software

Bit Arts Technologies

Titanium is for professional software developers and distributors planning to create trialware protected versions of their software for distribution via the Internet, disk or CD-ROM. Titanium features a number of patent pending technologies and seeks to provide a barrier around digital content without impeding operation. Titanium utilizes an intuitive graphical process flow - LicenseFlow -.  The Titanium technology includes technology contained in the products known as Fusion, Crunch, InstallWrap and TrialWrap.

Softlocx comprises an OCX control for developers wishing to integrate copy protection directly into supporting development languages. The OCX protection is achieved with 4 property settings and one line of code. Softlocx contains functionality to e-commerce enable and/or network protect software, and includes a code wizard for the quick generation of protection code in the desired development language.

ServeKey (Win32) is a Win32 development kit (dll/lib) that allows license management functionality directly from within software applications.

ChargeKey (Win32) is a Win32 development kit (dll/lib) that allows e-commerce functionality and license activation directly from within software applications. The SDK can be integrated into software or content viewers (music/video) for complete e-commerce functionality.

EncryptoGen provides protection of Windows, Mac and Java software against the modification of code and offers a strong layer of security around the intellectual property of the software.  Encryptogen is an ideal solution to provide a strong layer of Anti-Piracy and Anti-Reversing code around software products and to prevent them from being modified.

APPENDIX B

Support Services Terms and Conditions

1.

GENERAL

1.1

Scope.

This Exhibit identifies Licensor’s and Smarte's responsibilities in support of the Software (whether standalone or as the Bundled Product).  Smarte accepts primary responsibility for marketing, re-licensing, and support of the Software.  Smarte will act as the principal point of contact for all Smarte End Users experiencing Software problems unless otherwise stated in the Agreement.

1.2

Definitions

Unless otherwise specified or set forth below, all defined terms in the Agreement have the same meaning when used in this Exhibit.

1.2.1

Software Levels.  Software Levels are defined by a Release number, a Version number, and an Update number.

(a)

“Software Release.” A “Software Release” is the publication of the Software for the market that contains substantial additional functionality or improvements over a prior Software Release.  Such releases will be reflected with an associated Software Release number substantially in the form of “Software X.Y.Z.”   The X to the left of the decimal point indicates the Software Release number; example: “Software 1.00.”

(b)

“Software Version.”  A “Software Version” is a change to the Software that provides minor functionality enhancements or improvements that may also address End User identified problems. Such versions often do not require a new marketing promotion and are provided to existing customers for a minimal fee.  Such versions will be reflected with an associated Software Version number substantially in the form of “Software X.Y.Z.”  The Y to the right of the decimal point indicates the Software Version number; example: “Software 1.10.”  Software Version changes do not require an update of the Software Release number to the left of the decimal.  At Smarte’s request, Licensor will deliver updated Software Versions directly to Smarte’s End Users under the terms and conditions outlined in the “Fees” section of the Software License Agreement.

(c)

“Software Update.”  A “Software Update” is a correction to the Software made generally available from Licensor that provides a fix to the Software and typically does not contain new functionality.  Software Updates are provided to enhance the product performance, correct general deficiencies, or maintain the product at a level acceptable to the End User.  Generally, Software Updates are provided without charge to Licensor’s customer base through the use of publicly accessible bulletin boards or Internet sites.  Such updates will be reflected with an associated Software Update number substantially in the form of “Software X.Y.Z.”  The Z to the right of the decimal point indicates the Software Update number; example: “Software 1.01.”  At Smarte’s request, Licensor will deliver Software Updates directly to Smarte’s End Users under the same terms and conditions as it delivers them to its own customers.

1.2.2

"Fixes."   “Fixes” are bug fixes, critical patches, modified documentation or other releases intended to correct feature/function deficiencies in the Software.  Fixes are generally provided to correct specific feature/function deficiencies found in a specific customer environment, although such fixes are often required for the first customer who identifies a specific feature/function deficiency that has not been previously identified.  Such fixes may be incorporated in future Software Updates, Software Versions, or Software Releases.  Fixes do not require immediate change to the Software identification markings.

1.2.3

"Back-end Support" has the meaning described in Section 5.3 of this Appendix B.

1.2.4

"Front-Line Support" has the meaning described in Section 5.3 of this Appendix B.

1.2.5

"Software Maintenance" is activity that directly affects software code in order to correct a Software error.  Software Maintenance includes developing Software Fixes, Software Patches, and Software Updates. Licensor will have the sole responsibility for Software Maintenance.  End Users will receive Software Maintenance from Licensor through Smarte, or as directed by Smarte.

1.2.6

"Software Support" is the activity associated with being the principal and initial point of contact for all Smarte End Users experiencing Software problems including Software errors, either resolving such problems directly with the End User through Front-Line Support efforts, as described in Section 5.3.1 below,

or escalating to Licensor for Back-End Support as described in Section 5.3.2 below.  Smarte will provide Software Support directly to its End Users who license the Software through Smarte.

2.

DISTRIBUTION OF NEW SOFTWARE VERSIONS, UPDATES AND FIXES

Licensor hereby grants to Smarte a license to reproduce, use and distribute Fixes, Software Updates and new Software Versions (collectively, “Corrections”) to its End Users.  Smarte may distribute Corrections by any method it chooses including distribution via the World Wide Web, but will not knowingly provide Corrections to parties who have not licensed the corresponding Software Release and will put in place suitable security measures to seek to ensure that only End-Users have access to such items.

3.

TECHNICAL INFORMATION

To the extent available at the Effective Date, and as may become available during the life of the Agreement, Licensor will provide the following, collectively referred to as “Technical Information,” at no charge to Smarte:

3.1

 Problem history database

Licensor will maintain a regularly updated problem history database that includes Knowledge Cases which are used to troubleshoot problems reported to, or discovered by, Licensor.  “Knowledge Case” means a summary of a problem related to the Software and its related resolution.  The Problem History Database will include a description of all changes, enhancements, or problem fixes and will be provided by Licensor or made electronically accessible by Licensor to Smarte.  A new Knowledge Case will be created by Licensor within two (2) business days following the closure of an incident that was escalated to Licensor for Back-End Support and resolution, and will be included in the Problem History Database as indicated above.  Within thirty (30) days after the Effective Date, Licensor will provide Smarte with the Problem History Database in a format acceptable for publishing on Smarte’s Corporate Intranet or made electronically accessible to Smarte in a mutually agreeable electronic format, and during the term of its support obligations to Smarte, Licensor will provide Smarte with updates on a weekly basis unless there have been no Knowledge Cases added or modified during the previous week.

3.2

Support Documentation

All information necessary to install, diagnose, correct and maintain the Software, such as user, operator, service and systems administrator manuals, service test procedures and a list of any special tools and/or service test equipment; installation specifications, documentation for the purpose of problem identification and resolution, technical bulletins, software updates, bulletin board access, web site access and other relevant materials.  Support Documentation will be in an electronic format suitable for reproduction and for publishing on Smarte’s Corporate Intranet, and will be updated from time to time as it becomes available at no cost to Smarte.  Support Documentation currently available will be provided to Smarte as soon as practicable, but not more than thirty (30) days following the Effective Date.  New or updated Support Documentation will be provided to Smarte within thirty (30) days following its creation.

3.3

Rights In Technical Information

Smarte will have the world-wide, royalty free, non-exclusive right to copy, modify and use, or have copied or modified, for internal use, the Technical Information provided by Licensor for the purpose of providing desired manuals, training or support materials, or the like concerning the Software, provided that any Licensor copyrights therein are appropriately acknowledged.  Smarte may distribute such information which is intended for end user customers to its End Users.  Any Smarte modification to the documentation will not change the intended use or misrepresent Software capabilities or otherwise alter Software specifications.

4.

TRAINING

Licensor will provide Software training that will, at a minimum, address the following areas: (a) overview of Software design and architecture, (b) set-up and installation, (c) maintenance and field upgrade, (d) end-user operation and (e) system administration.  Licensor will provide such training for up to ten (10) Smarte personnel at no charge at a mutually agreed upon location (Smarte is responsible for travel and living expenses associated with its personnel).  Additional training classes will be offered to Smarte on the same basis for each subsequent Software Release or Software Version made available as set out in the Agreement.

5.

TECHNICAL SUPPORT

5.1

General Description

Smarte will attempt to resolve Software problems independently using the training and information provided by Licensor.  If a greater level of technical expertise is required, Smarte will engage Licensor in resolving a problem.  Smarte will be the interface to its End User throughout the problem resolution process.  Smarte will provide Licensor with all available information relevant to the problem, including, if applicable, the method used by Smarte to duplicate the problem on its own systems.  Smarte will convey such information promptly to Licensor by whatever means both parties agree are most expedient. Licensor will make available, via telephone or pager number, 7 days per week, 24 hours per day, individuals sufficiently skilled to assist Smarte in problem resolution.  If necessary, Licensor’s technical representative will be available to provide on-site support at the End User’s location.  Smarte and Licensor shall each pay fifty percent (50%) of Licensor’s reasonable costs and expenses incurred in providing such on-site support.

5.2

Technical Support Contacts

Within five (5) business days after the Effective Date, Licensor will provide Smarte in writing with names, telephone and fax numbers, and e-mail addresses for a minimum of three technical support contacts.  One of the names provided will be a senior support executive (at the vice president level or equivalent) who will be available to accept problem escalation from Smarte.  Licensor may change the designated contacts from time to time by providing written notice to Smarte’s designated contact point.

5.3

Levels of Support

Smarte will provide Front-Line Support and Licensor will provide Back-End Support on an as-required basis.

"Front-Line Support."  Smarte will provide Front-Line Support to its direct and indirect users of the Software.  Such support includes call receipt, call screening, incident reporting and tracking, database problem searching and resolution of documented problems, installation assistance, problem isolation, determining the next step in problem resolution (including but not limited to providing a work-around solution or forwarding the problem to the Licensor in accordance with Section 5.3.2) and identification and diagnosis and, if applicable, the distribution of any replacement media, minor updates or maintenance releases.

"Back-End Support."  Back-End Support includes all reasonable commercial efforts to correct the issue with Licensor’s Software when such work is outside the scope of Front-Line Support.  This work may include, but is not limited to,  (a) identifying defective Software source code and general Software shortcomings; and (b) providing corrections, workarounds, Fixes and/or Software Updates to correct Software errors.  Smarte will use reasonable efforts to supply Licensor with sufficient information to enable Licensor to duplicate or identify the Software error.  Licensor will use all reasonable efforts to comply with the following guidelines (“Guidelines”) when involved in problem resolution.  These Guidelines will enable Smarte to meet support commitments.  Time measurement begins when Licensor is first contacted with full details of the Software problem by Smarte.

RESPONSE AND RESOLUTION GUIDELINES

Priority Level	1 – Critical	2 – Urgent	3 – Minor Problem
Priority Level Definition

A problem that critically impacts the End User’s ability to do business.  A significant number of users of the system and/or network are currently unable to perform their tasks as necessary.  System and/or network is down or severely degraded.

		A problem that impacts the End User’s ability to do business, the severity of which is significant and may be repetitive in nature. A function of the system, network or product is impacted.	A minor problem that negligibly impacts the End User’s ability to do business. Also includes questions and/or general consultation.
Initial Response by Licensor to Smarte	12 hours	24 hours	48 hours
Licensor’s Status Updates to Smarte	Every 12 hours	Daily	Weekly
Licensor’s Targeted Resolution Time	1 day	5 days	10 days

The priority level for faults will be allocated by agreement between the parties in respect of each fault.  Each may suggest which priority level they feel is appropriate and the level to apply will be determined by agreement between the parties who will both act reasonably and will use all reasonable endeavours to reach a mutually satisfactory conclusion.

5.4

Continuing Availability

Licensor’s Technical Support will be available to Smarte for (a) all current Software Releases, including all relevant Software Versions and Software Updates and (b) for the immediate two preceding Software Releases, including all their respective Software Versions and Software Updates.

5.5

Reporting

Licensor will provide Smarte with a monthly report that details Licensor’s performance relative to the Response and Resolution Timeframes specified in Section 5.3.  At a minimum, the report will include a complete list of problems escalated to Licensor, the time and date each call was received, a brief description of each problem, its Priority Level, the time between Licensor’s call receipt and Licensor’s initial response, problem status, any associated bug fixes or other code revisions associated with the problem, and if resolved, the date and time of closure, and if not resolved, the anticipated date of resolution.  Licensor and Smarte will agree on a report format no later than thirty (30) calendar days after the Effective Date.  The report will be provided for each month not later than the 15th day of the following month.

5.6

Support Survival

Termination of this Agreement regardless of the reason will not relieve either party from its support obligations arising hereunder prior to such termination.  Rights and obligations defined in this Exhibit which by their nature should survive will remain in effect after termination or expiration of the Agreement.  Should the parties agree to terminate the Agreement, they will work together to develop a mutually agreeable plan to provide continued services to affected End Users.  Licensor agrees to provide Back-End Support to Smarte for no less than two (2) years after termination of this Agreement.

5.7 Exclusions to Software Maintenance

Software Maintenance will not include:

a)

maintenance of software which does not form part of the Software;

b)

maintenance of revisions or modifications to the Software made by Smarte;

c)

maintenance caused by use of the Software on platforms not authorized by Licensor (including without limitation the documentation or statements made by Licensor to Smarte) or by use of the Software other than in accordance with the written instructions of Licensor;

d)

maintenance caused by any attempt to perform Software Maintenance by Smarte.

6.

SOFTWARE CHANGES

Licensor will notify Smarte in writing at least ninety (90) days in advance of any change in the Software that affects function, field maintenance or performance on Smarte Targeted Platforms.  Licensor will also provide to Smarte, free of charge and in advance of any Software Release, BETA copies of Software for the purpose of product and solutions integration and internal training of Smarte Front-Line Support personnel.

APPENDIX C

Charges

Support Services

All Front-line support with the End User will be maintained by Smarte. Licensor will provide Support Services at no cost to Smarte.

Custom Development

For all Custom Development provided to an End User, Smarte shall pay to Licensor 70% of the Gross Revenue received by Smarte as a result of such Custom Development.

For all Custom Development provided to Smarte where such services are not resold to an End User, a fee agreed in respect of such Custom Development between the parties being calculated at rates no greater than the Licensor’s standard rates for such services.

Professional Services

For all Professional Services provided to an End User, Smarte shall pay to Licensor 30% of the Gross Revenue received by Smarte as a result of such Professional Services.

Minimum Royalties

In each calendar quarter of the Term of this Agreement, the parties shall meet to agree upon reasonable minimum royalties for the following calendar quarter based on Smarte's bona fide known forecast for the quarter in question (such agreement not to be unreasonably withheld or delayed).  In the absence of agreement the minimum royalty will be set at 50% of the royalties payable in respect of the immediately preceding quarter, provided that such default minimum royalties shall not be less than 50% of the average royalties payable per quarter in respect of the first two quarters following the signature of this Agreement.  Each quarter’s minimum royalties shall be cumulated to establish the annual minimum royalty described in Section 4(f) of the Agreement.  Notwithstanding the foregoing, no minimum royalty shall be required during the first two (2) calendar quarters following the date the Bundled Product is completed in accordance with Section 4(b) of the Agreement.

APPENDIX D

End User Terms and Conditions

BY CLICKING ON THE "ACCEPT" BUTTON, YOU OR THE ENTITY OR COMPANY THAT YOU REPRESENT ("LICENSEE") ARE UNCONDITIONALLY CONSENTING TO BE BOUND BY AND ARE BECOMING A PARTY TO THIS LICENSE AGREEMENT ("AGREEMENT"). LICENSEE’S CONTINUED USE OF THE DOWNLOADED MATERIALS SHALL ALSO CONSTITUTE ASSENT TO THE TERMS OF THIS AGREEMENT. IF LICENSEE DOES NOT UNCONDITIONALLY AGREE TO ALL OF THE TERMS OF THIS AGREEMENT, CLICK THE "CANCEL" BUTTON AND THE DOWNLOAD AND INSTALLATION PROCESS WILL NOT CONTINUE. IF THESE TERMS ARE CONSIDERED AN OFFER, ACCEPTANCE IS EXPRESSLY LIMITED TO THESE TERMS.

LICENSE GRANT. Subject to the terms of this Agreement, SmarteSolutions, Inc. ("Licensor") hereby grants Licensee a limited, personal, non-sublicensable, non-transferable,  nonexclusive license to use this computer software program and its accompanying documentation ("Software") only for its internal  use and only in accordance with any documentation that accompanies it. Licensee may install and use the Software for only one (1) active concurrent instance of the solution provided by the Software.  Additional instances require payment of additional license fees.

LICENSE RESTRICTIONS. Except as expressly and unambiguously permitted by this Agreement, Licensee shall not, nor permit anyone else to, directly or indirectly: (i) copy (except for a reasonable number of backup copies), modify, or distribute the Software; (ii) reverse engineer, disassemble, decompile or otherwise attempt to discover the source code or structure, sequence and organization of the Software (except where the foregoing is required by applicable local law, and then only to the extent so permitted); or (iii) rent, lease, or use the Software for timesharing or service bureau purposes. Licensee shall maintain and not remove or obscure any proprietary notices on the Software, and shall reproduce such notices exactly on all permitted copies of the Software. As between the parties, title, ownership rights, and intellectual property rights in and to the Software, and any copies or portions thereof, shall remain in Licensor and its suppliers or licensors. Licensee understand that Licensor may modify or discontinue offering the Software at any time. The Software is protected by the copyright laws of the United States and international copyright treaties. This Agreement does not give Licensee any rights not expressly granted herein.

INTELLECTUAL PROPERTY; CONTENT. As a condition to Licensee’s use of the Software, Licensee represents, warrants and covenants that Licensee will not use the Software: (i) to infringe the intellectual property rights or proprietary rights, or rights of publicity or privacy, of any third party; (ii) to violate any law, statute, ordinance or regulation; (iii) to disseminate information or materials in any form or format ("Content") that is harmful, threatening, abusive, harassing, tortuous, defamatory, vulgar, obscene, libelous, or otherwise objectionable; or (iv) to disseminate any software viruses or any other computer code, files or programs that may interrupt, destroy or limit the functionality of any computer software or hardware or telecommunications equipment. Licensee, not Licensor, remains solely responsible for all Content that Licensee uploads, posts, e-mails, transmits, or otherwise disseminates using, or in connection with, the Software. Licensee acknowledges that all Content that Licensee accesses using the Software is at Licensee’s own risk and Licensee will be solely responsible for any damage to any party resulting therefrom.

SUPPORT AND UPGRADES. This Agreement does not entitle Licensee to any support, upgrades, patches, enhancements, or fixes for the Software (collectively, "Support") unless Licensee makes separate arrangements for Support with Licensor and pays any fees associated with such Support.  Any such Support for the Software that may be made available by Licensor shall become part of the Software and subject to this Agreement.

INDEMNITY. Licensee agrees that Licensor shall have no liability whatsoever for any use Licensee make of the Software. Licensee shall indemnify and hold harmless Licensor from any claims, damages, liabilities, costs and fees (including reasonable attorneys’ fees) arising from Licensee’s use of the Software as well as from Licensee’s failure to comply with any term of this Agreement.

WARRANTY DISCLAIMER. LICENSOR PROVIDES THE SOFTWARE "AS IS" AND WITHOUT WARRANTY OF ANY KIND, AND HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE, ACCURACY, RELIABILITY, AND NON-INFRINGEMENT. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS AGREEMENT. SOME STATES DO NOT ALLOW LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY LASTS SO THE FOREGOING LIMITATIONS MAY NOT APPLY TO YOU.  LICENSOR IS NOT RESPONSIBLE, AND SHALL HAVE NO LIABILITY, FOR LICENSEE’S USE OF THE SOFTWARE OR THE SOFTWARE’S PERFORMANCE.  LICENSOR DOES NOT WARRANTY OR GUARANTEE THAT LICENSEE’S USE OF THE SOFTWARE TO BE UNINTERRUPTED OR ERROR FREE.

LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, INCLUDING, BUT NOT LIMITED TO, TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, SHALL LICENSOR OR ITS SUPPLIERS OR RESELLERS BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, ACCURACY OF RESULTS, COMPUTER FAILURE OR MALFUNCTION, OR DAMAGES RESULTING FROM YOUR USE OF THE SOFTWARE., LICENSOR’S LIABILITY FOR DAMAGES OF ANY KIND WHATSOEVER ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE FEES PAID BY LICENSEE. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF LICENSOR SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION AND EXCLUSION MAY NOT APPLY TO YOU.

TERM AND TERMINATION. This Agreement shall continue until terminated as set forth in this section. Licensee may terminate this Agreement at any time. Licensor may terminate this Agreement immediately if Licensee violates any provision of this Agreement. Any termination of this Agreement shall also terminate the licenses granted hereunder. Upon termination of this Agreement for any reason, Licensee shall destroy and remove from all computers, hard drives, networks, and other storage media all copies of the Software, and shall so certify to Licensor that such actions have occurred. Licensor shall have the right to inspect and audit Licensee’s facilities to confirm the foregoing. Sections 2 and 5 through 13, and all accrued rights to payment, shall survive termination of this Agreement.

GOVERNMENT USE. If Licensee is part of an agency, department, or other entity of the United States Government ("Government"), the use, duplication, reproduction, release, modification, disclosure or transfer of the Software is restricted in accordance with the Federal Acquisition Regulations as applied to civilian agencies and the Defense Federal Acquisition Regulation Supplement as applied to military agencies. The Software is a "commercial item," "commercial computer software" and "commercial computer software documentation." In accordance with such provisions, any use of the Software by the Government shall be governed solely by the terms of this Agreement.

EXPORT CONTROLS. Licensee shall comply with all export laws and restrictions and regulations of the Department of Commerce, the United States Department of Treasury Office of Foreign Assets Control ("OFAC"), or other United States or foreign agency or authority, and Licensee shall not export, or allow the export or re-export of the Software in violation of any such restrictions, laws or regulations. By downloading or using the Software, Licensee agrees to the foregoing and represents and warrants that Licensee is not located in, under the control of, or a national or resident of any restricted country.

MISCELLANEOUS.  This Agreement may be amended only by a writing executed by both parties. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. The failure of Licensor to act with respect to a breach of this Agreement by Licensee or others does not constitute a waiver and shall not limit Licensor’s rights with respect to such breach or any subsequent breaches. This Agreement is personal to Licensee and may not be assigned or transferred for any reason whatsoever (including, without limitation, by operation of law, merger, reorganization, or as a result of an acquisition or change of control involving Licensee) without Licensor’s consent and any action or conduct in violation of the foregoing shall be void and without effect. Licensor expressly reserves the right to assign this Agreement and to delegate any of its obligations hereunder. This Agreement shall be governed by and construed under Texas law as such law applies to agreements between Texas residents entered into and to be performed within Texas.  The party prevailing in any dispute under this Agreement shall be entitled to its costs and legal fees.

 [ACCEPT]

[CANCEL]

APPENDIX E

Bundled Product Specifications

Enhanced Functionality – SmarteSECURE Application SmarteMANAGER

V2.0 GA

Market Requirements and Productization Definition v.1.5

Issued: August 23, 2002

Product Marketing

Smarte Solutions

611 South Congress Avenue, Suite 350

Austin, Texas 78701

© 2002 Smarte Solutions, Inc.

Confidential -- Distribution prohibited without written permission

Confidential and Proprietary Information

This document is the property of Smarte Solutions, Inc., 611 South Congress Avenue, Suite 350, Austin, TX 78704. It contains CONFIDENTIAL AND PROPRIETARY INFORMATION of Smarte Solutions.

Smarte Solutions considers information included in this documentation to be its Proprietary Information. Your access to and use of this Proprietary Information are subject to the terms and conditions of the Smarte Solutions non-disclosure agreement, which has been executed and with which you agree to comply.

This document is disclosed only to those persons or entities who have agreed not to disclose or use the information contained herein, except as authorized in writing by an officer of Smarte Solutions.

•

No part of this documentation may be stored in a retrieval system, transmitted, or reproduced in any way, including but not limited to photocopy, photograph, magnetic or other record, without the prior agreement and written permission of Smarte Solutions.

This document shall not be used to contractually commit any specific feature, function or date of availability. Therefore, it shall not be referenced in any commercial or contractual document where it may be understood as legally or (business) ethically binding.

•

This document is not to be seen as a full specification, complete design, and/or comprehensive low-level technical/functional requirements specification.

UNAUTHORIZED POSSESSION, DISCLOSURE, OR OTHER USE OF THE INFORMATION CONTAINED HEREIN IS PROHIBITED BY FEDERAL AND STATE LAW. If you have obtained this document in error, please notify us by telephone immediately at (512) 443-8749. We will arrange for the return of this document.

THIS INFORMATION IS PRE-RELEASE AND SUBJECT TO CHANGE.

Document Revision History:

Document Title:

Market Requirements and Productization Definition – SmarteSECURE Application Module v2.0

Authors:

Product Marketing

Creation Date:

July 15, 2002

Version	Date	Author	Change / Comment
0.1	07/15/02	P. Lane	Initial draft
0.2	07/23/02	P. Lane	Completed Bit Arts feature table, Trialwrap feature modifications after review with Surya and productization definitions
0.3	08/07/02	P. Lane	Includes Smarte feedback and enhancement prioritization
0.4	08/21/02	B. Vish	Includes Bit-Arts feedback and feedback from Surya
0.5	08/23/02	B. Vish	Includes Richard’s matrix and Smarte’s internal team feedback

Document Sign-Off:

Function	Date	Signature
CEO
President and CTO
VP of Marketing
VP of Development
VP of Sales
Product Manager
Principle Architect
Development Manager
Quality Assurance Manager
Technical Document Manager
Support Manager

Statement of Direction

Release Theme:

Modularization to deliver on our promise of Piracy Management for Profitability

Smarte Solutions' next-generation software brings a whole new approach to managing piracy. From its inception, Smarte Solutions Piracy Management Suite was designed to provide software manufacturers and content creators an immediate return on investment, by not only preventing unintended use, but also significantly increasing legitimate sales and decreasing production and distribution costs.

Our solution not only closes the gap to stop revenue loss.  We also open new opportunities to recover revenue from previously unauthorized users, and help you build new channels and revenue streams, turning piracy into a real competitive advantage and increase bottom-line profits.

Elevator Pitches:

SmarteSECURE™ offers powerful protection of application software and intellectual property.  SmarteSECURE is a tested and proven product that provides companies who distribute products online (electronically distributed) and offline (distributed on CD media) with a complete security solution to protect software and digital files or IP (intellectual property).  It balances product protection with end user ease of use resulting in revenue retention and upsell opportunities.  The software manufacturer can now opt to allow a complete, time-based or partial install, or block the install altogether rendering the pirate copy useless.

SmarteMANAGER™ provides robust CD, concurrent & electronic license management.   SmarteMANAGER delivers a robust license management solution that supports concurrent, electronic and CD/electronic combination distribution environments.  It provides customers with the flexibility to offer their products in whatever format they choose -- on a trial, limited use or full purchase basis.  In addition, the automated process of seat license management eliminates the confusing paper trail of authorized user access which results in time and cost savings.

Coverage:

This release shall include the modularization of the Bit Arts security technologies (Titanium, Soflocx, Trialwrap, Installwrap, Fusion, Crunch, Titan, Chargekey and Servekey, Servekey2, Titanium SDK, Servekey SDK Encryptogen) and the introduction of new functionality.  Below is a list of areas to be included in the release:

Modularization

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Separation of Bit-Arts security technology capabilities into SmarteSECURE, SmarteMANAGER and Smarte Developer Toolkit (SDK) products.

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Multi-tiered packaging including OEM integrateable packages, direct license model, co-branded reseller package, turnkey service model, onsite hosting/ISP hosted transaction and commerce applications and hosted demonstration sites.

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Common management platform for reporting and system administration (ie common across the Smarte Suite of products).

SmarteSECURE Application Module

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Base application protection and packaging.

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Base process flow elements.

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Support for creating demonstration versions of the protected application.

SmarteMANAGER

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Base protection.

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Desktop license management.

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Network license management.

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Concurrent license management

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CD license management.

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License administration.

Development Kit

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Wizard development and deployment.

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Com element extension.

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Full customization tools and techniques at the code level

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Third party product integration.

Architecture

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Interoperability (import/export).

•

Integration of serialization CD’s.

•

Soft-id.

•

Personalization (web layout, “My shortcuts”).

•

Local language support for FIGS and double-byte systems.

•

Branding.

Out of Scope:

Additional capabilities that were originally scheduled for the SmarteSECURE v2.0 General Availability include:

•

Hot sync of a remote workstation.

•

Auto Diagnostics.

•

WAP.

•

Competitive product capabilities.

•

Integration of SmarteSECURE application and content modules.

Target Market

Smarte designs, markets and sells solutions that protect software and digital information products while enhancing the distribution and marketing-related capabilities of those protected products.  Smarte’s vision is to drive the expansion of the Piracy Management market as the leading developer, influencer, consolidator, and distributor of solutions to manage piracy for profitability. To achieve this vision, Smarte has made its mission one to create the most robust, yet versatile, piracy management solutions, educate the target industry about these cost-saving and revenue-maximizing solutions, and deliver exacting solutions that fulfill customer needs and solve real business problems.

Market Opportunity

Piracy is a pervasive issue throughout the software and information industry. The issue is not merely how to prevent revenue losses caused by piracy or the unlicensed usage of digital assets, but also includes the element of how to effectively capitalize on real demand for product. Smarte offers a well-rounded set of piracy management solutions that address revenue loss, revenue recovery, and revenue enhancement.

The need for piracy management solutions has, most recently, reached critical mass. The growth in awareness of the issue of piracy has begun to substantially affect corporate strategy within prominent software manufacturers, spurred a host of actions by the U.S. Federal Government to protect national economic/security interests, and resulted in burgeoning coverage from media outlets and research firms alike.

Based on available market research, Smarte projects a necessary evolution of the traditional early stage DRM market into a broader, more powerful piracy management market. Piracy Management is an emerging market of which Smarte is a pioneer. The Piracy Management market is defined as the nexus of solutions that provide piracy prevention with full enablement of enhanced distribution opportunities and integrateable asset management capabilities. Digital asset management delves into such corporate processes as Customer Management, Revenue Management, Intellectual Property (IP) Protection, Selling/Commerce Strategy, and Digital Security.

This vision of market evolution represents a migration of traditional DRM into true piracy management, where Digital Protection is a basic necessity and Asset Management is the key to maximizing market share – an evolution from revenue protection only to revenue protection, recovery, and enhancement.

Size

Piracy management is an emerging market of which Smarte is a pioneer.  The estimated amount of dollars spent on such solutions is projected to grow from $96 million in 1995 to over $12 billion in 2005 (source: IDC 2002).  The equates to an 162% CAGR and indicates that the market is in an emerging and growth period – the ideal time to enter.

Value

According to the BSA – “Digital piracy poses one of the single greatest threats to the success of the information economy. It undermines the confidence that creators and consumers place in their commercial interactions over networks.”  Through 2005, piracy management deployments will achieve in excess of 20% in revenue-enhancement benefits as well as a strong ROI within 6 months of deployment.  (source: blend of IDC, IDSA, Yankee and direct customer and prospect feedback.)    The goal of a piracy management solution is to offer immediate revenue realization to our customers and channel partners.

Target Vertical Markets

As piracy is a prevalent and a well-recognized concern across the industry, Smarte has chosen to focus its initial sales and marketing efforts on target markets that show the greatest amount of pain and are highly leveraged from one to the other.  Therefore, Smarte is focusing on the following markets within the broader software and information industry:

•

Game and Entertainment Software where a primary issue is how to capitalize on real (total) product demand, efficiently converting it into legitimate revenue.

•

Educational Software and Extender Learning Courseware where a primary concern is how to prevent unauthorized sharing and reproduction of software and materials (digital content).

•

Online Content where a primary issue is how to secure access to online content from password abuse (sharing) and identity fraud.

•

Business Software where a primary issue is how to cost-effectively counteract the tide of global piracy that results in one of every three existing products being used illegitimately used.

Solution Value Proposition

Piracy Management is a business strategy that aims to enhance an enterprise’s ability to not only eliminate the unauthorized usage of their intellectual property, but to turn unlicensed users into paying customers.  It provides a vehicle for customers to quickly garner additional market share while enhancing and defining new revenue streams and opening new channels to better market, sell and service end customers.

NEEDS TO BE COMPLETED

This document will look at application protection and license management in depth and identify the capability that are required of the product to implement innovative piracy management practices.  The intent is to give the customers of Smarte as well as the professional services team the building blocks for which to configure protection workflows and deploy complex license management schemes quickly and efficiently.

Component & Resource Assessment

The functionality described within this document affects the following areas:

•

SmarteKEY interoperability

•

Common backend management and reporting platform (i.e. integration of all utilities and reporting capabilities such as NetSPY, etc.)

•

SmarteSECURE Content Module

•

Interoperability with third party serialization schemes

•

SmartePAY and Charge Key integration / interoperability

Business Risks, Dependencies, Impacts

SmarteSECURE and SmarteMANAGER 2.0 General Availability release.  General Availability of SmarteSECURE application and SmarteMANAGER 2.0 is built upon the currently generally available Bit-Arts product line.  Extensions of the product line include the modularization of the technology and multi-tiered product packaging, which lend themselves to the building blocks for Innovative Practices in the areas of Intellectual Property protection, Robust License Management, Revenue and Channel Management tactics and techniques, as well as basic Piracy Management ROI.

Ease of Configuration.  Users need flexibility to adapt their solutions.  Business users must be able to configure discrete protection and license actions, processes and business rules through an easy-to-use interface.  Power administrators must be provided with more powerful tools and access that are still easy-to-use, but provide additional capabilities resulting in faster configuration and extension of the system.  Configuration must be process-based (decision flows) rather than implementation based (stages & steps), and configuration should not be permitted to introduce errors.

Channel Adaptability.  Channel partners rely on value-added solutions that are easy to sell and deliver.  The system must be able to provide Channel partners a reliable and robust solution that compliments their business model and provides a means of differentiation to their competition.  Users must be provided with process context and guidance throughout the system as well as a user interface that is welcoming and easy-to-use.  Tasks within those processes must be simple to perform.  A historical log of all processes and license definitions should be made easily available for future reference and reoccurring fulfillment.

Bit-Arts Customer Transition and Market Traction.  Current customers must see increased value in the new solution.  The current Bit-Arts customers must see significant value-add to the Smarte Suite in order to transition to the new product line.  Special communications, pricing and bundle offerings will be made available to assist with the transition.  These customers must be rewarded for their early investment and for their continued support to accelerate market traction.

Release Criteria

Release Criteria will be used as a factor in determining GA Readiness.  It is based on:

•

Completion of all branding activities

•

Modularization of the Bit-Arts product into the respective Smarte products

•

Packaging to support the distribution and implementation methodologies

•

Technical capability and performance verification

•

Full quality assurance test verification

Platform dependencies include all 32-bit Windows operating systems only.  Known limitations will be documented and included in the appropriate release notes.

References

While there are many inputs to this document, the main sources are

•

Titanium help files and supporting technology documents

•

Usability research

•

Product offering matrix

For distribution and rollout information refer to the PRT project plan and release document.

Business Process Flow

THIS SECTION IS INCOMPLETE – USE CASE AND PROCESS FLOWS WILL BE ADDED DURING THE DOCUMENT REVIEW CYCLE

Product Capabilities Description

This section describes SmarteMANAGER, SmarteSECURE application module, and Development Kit capabilities.  For ease of understanding, this section is divided into the following categories:

•

Capability Modularization Matrix:  the capabilities within the Bit-Arts product line is assigned to SmarteSECURE, SmarteMANAGER or the Development Kit respectively.

•

Usability and Product Enhancements:  new capabilities required to bring the release to market.

•

Titanium Features in Development:  features and functions currently in development.

•

Product Packaging and Documentation:  the delivery packages and components of the system.

•

Demonstration Samples:  use case descriptions for the demonstration samples required for product evaluations.

Capability Modularization Matrix

The capabilities of the Titanium, Softlocx, Trialwrap, Installwrap, Fusion, Crunch, Titan, Chargekey and Servekey products were reviewed and mapped to SmarteSECURE, SmarteMANAGER and Development Kit respectively.  Capabilities were assigned based on the following high-level criteria:

•

Robust application protection and demonstration licensing = SmarteSECURE

•

Robust license management and basic protection = SmarteMANAGER

•

Extendibility and customization = Development Kit

Note:  Titanium was used to describe the foundation capabilities.  Only unique capabilities within other products are highlighted in the following table.

Modularization of Titanium into SmarteSECURE, SmarteMANAGER and DevKit will be completed on 09/09/02. This will specifically include branding requirements highlighted in red under the Enhancements section, bug fixes and ServeKey V2 integration. This specifically excludes work on NetSpy or development of a new remote license metering tool and the ability or development to allow patching or upgrading of the primary protected release.

Branding updates for Crunch, Fusion, InstallWrap, Softlocx, ServeKey/ChargeKey, ServeKey V2 SDKs, Titanium SDK, TrialWrap are to be completed on 09/23/02.

Titanium will be modularized in such a way that allows the core functionality to be ‘portable’ between SmarteSECURE/SmarteMANAGER and Dev Kit. Once the three products have been created, the core functionality of Titanium can be moved between products as necessary.

 The table below highlights the modularization of these products:

The Products should be labeled as SmarteSECURE V2.0 and SmarteMANAGER V2.0

Clarify if the following Matrix is a part of the 9/9 or 9/23 release (including the TrialWrap and other items in the matrix)

A Grid Matrix is to be developed by Smarte for productization of SmarteSECURE and SmarteMANAGER in the 3 immediately applicable areas – Shrink Wrap Version, Channel Version and OEM Version.  Interface Areas that will change to the 3 scenarios needs to be defined.  This is a PRIORITY

(Penny to send over Building Block components, and a couple of proposals and True Type Fonts for Smarte Fonts, including Logos)

(Bit-Arts to provide COM object as API with the new version of Process Flows.  Independent program can define process flows)

Unit Testing (of Components) and Product Testing (or finished packaged products) Plans needs to be developed between Bit-Arts and Smarte

(Nigel to speak with Surya to setup QA procedures.  We will explore Web Bug Tracking and Enhancement Tracking System)

Packaging of the products to where the following scenarios are made possible needs to be discussed for effective roll-out.  Also online HELP file in each of the following scenario needs to be discussed.  Further the installation package (single EXE with 2 different licenses, or 2 different licenses with different EXEs (and supporting files), or 2 different licenses with 1 common Exe (and supporting files) and 2 add-on EXEs (and supporting files)..

SmarteSECURE standalone

SmarteMANAGER standalone

SmarteSECURE and SmarteMANAGER add-on (menu items grows with add-ons?)

SmarteMANAGER and SmarteSECURE add-on (menu items grows with add-ons?)

(Core Package, SmarteSECURE specific package, SmarteMANAGER specific package (exe with all help files etc.).  Trigerred with specific licenses for each product)

(Use Smarte Solutions for Caption where there is conflict between the names of the products results)

KEY FEATURE	CAPABILITY	Smarte SECURE	Smarte MANAGER	DEV KIT
Core	Create new project	Ö	Ö	---
Core	Blank project	Ö	Ö	---
Core	Open Project	Ö	Ö	---
Core	Save Project	Ö	Ö	---
Core	Splash Screen element	Ö	Ö	---
Core	Select File element	Ö	Ö	---
Core	- Save protected file to a location	Ö	Ö	---
Core	- .exe protection	Ö	Ö	---
Core	Generic Condition element	Ö	Ö	---
Core	Message Box element	Ö	Ö	---
Core	User dialog box	Ö	Ö	---
Core	Start	Ö	Ö	---
Core	Exit	Ö	Ö	---
Core	Test run program	Ö	Ö	---

Core	Auto clear license	Ö	Ö	---
Core	Auto update new license detail	Ö	Ö	---
Core	Process flow editor	Ö	Ö	---
Core	Basic protection	Ö	Ö	---
Core	Toolbar button shortcuts	Ö	Ö	---
Core	Menu shortcuts	Ö	Ö	---
Core	Buildlog	Ö	Ö	---
Core	Visual Basic project (.vdp and dependencies)	Ö	---	---
Core	Scanned executable project	Ö	---	---
Core	Project wizard	---	---	Ö
Core	Batch processor	Ö	Ö	---
Core	Upload to protect	Ö	---	---
Core	IP only protection mode (using Select File)	Ö	---	---
Core	Disable encryption (Enable encryption?)	Ö	---	---
Core	Compression	---	---	Ö
Core	Disable compression	---	---	Ö
Core	Show statistics	Ö	---	---
Core	Mutation engine	Ö	---	---
Core	Customize tools	Ö	---	---

Desktop	Trialware Element	Ö	---	---
Desktop	Desktop element	---	Ö	---
Desktop	Desktop Conditionals element	---	Ö	---
Desktop	Desktop protection – pc binding	---	Ö	---
Desktop	Credits protection	---	Ö	---
Desktop	Days protection	---	Ö	---
Desktop	Date protection	---	Ö	---
Desktop	Multiple desktop elements for automatic and complex routing	---	Ö	---
Desktop	Prevent reinstall of protected software after trial period	Ö	Ö	---
Desktop	Demo (evaluation licenses)	---	Ö	---

Desktop	Enable/disable product feature (single set of product binaries to be licensed as multiple versions)	---	Ö	---
Desktop	Node-locked	---	Ö	---
Desktop	Packages	---	Ö	---
Desktop	Package suite	---	Ö	---
Desktop	Time limited (lease)	---	Ö	---
Desktop	Supercede previous licenses issued	---	Ö	---
Desktop	Vendor defined usage and restrictions	---	Ö	---
Desktop	Multiple security settings within a protected application	---	Ö	---
Desktop	Unlock electronically using machine binding	---	Ö	---
Desktop	License Name	---	Ö	---
Desktop	Create unique serial numbers for each license	---	Ö	---
Desktop/Net	Node locked counted	---	Ö	---
Desktop/Net	9999 unlock levels	---	Ö	---

Network	Network element	---	Ö	---
Network	Network Conditionals element	---	Ö	---
Network	Network/concurrent license	---	Ö	---
Network	Network protection (run copies)	---	Ö	---
Network	Network license management	---	Ö	---
Network	Network license – file server	---	Ö	---
Network	Run protected software from server only	---	Ö	---
Network	Capacity	---	Ö	---
Network	Domain only (company license)	---	Ö	---
Network	Duplicate grouping (license sharing) by user, host or display	---	Ö	---

Network	Concurrent (floating) over a list of hosts	---	Ö	---
Network	Linger license use	---	Ö	---
Network	Site license (segments of network)	---	Ö	---

Run Process	Run Process element	Ö	---	---
Run Process	- Execute external programs within the protected package	Ö	---	---

COM Element	COM object element	---	---	Ö

Quick Install	Quick Install element	---	---	Ö
Quick Install	- Include compressed & encrypted files which can be decrypted when license is unlocked	---	---	Ö

Web News/ Version	Web News/Web Version	Ö	---	---
Web News/ Version	- Broadcast news to protected software	Ö	---	---
Web News/ Version	- Self updating push technology	Ö	---	---

(Tamper-Proof) Virus Element	Virus “tamper” Protection	Ö	---	---
Variables	Variable editor	Ö	Ö	---
Variables	- Default ChargeKey variables	--	---	Ö
Variables	- License variables	---	Ö	---
Variables	- ServeKey variables	---	Ö	---
Variables	- Custom variables	---	---	Ö

Lic Man	License manager
Lic Man	- Desktop license tab	---	Ö	---
Lic Man	- Network license tab	---	Ö	---

Lic Man	- Remove license tab	---	Ö	---
Lic Man	- Disable license tab	---	Ö	---
Lic Man	- Build manager tab	---	Ö	---

Dialog Editor	Dialog editor	Ö (except ChargeKey dialogue templates)	Ö (except ChargeKey dialogue templates)	Chargekey dialogue templates
Dialog Editor	Template editing	Ö	Ö	Ö
Dialog Editor	Embed Macromedia Shockwave flash	Ö	Ö	---

SmarteCD	SmarteCD element	Ö	---	---
Activation of SmarteCD element needs SmarteSECURE Media License

?	Upgrade version dates	---	TBC	---
?	Upgrade version numbers	---	TBC	---

Servekey	ServeKey element	---	Ö	---
	Unlock protected software online	---	Ö	---
	Restoration of lost licenses	---	Ö	---
	License transfer (unlimited)	---	Ö	---
	Application of staleness limits	---	Ö	---
	Utilize ServeKey to transfer licenses	---	Ö	---
	Application staleness limits	---	Ö	---
	Pay-per-use	---	Ö	---
	Utilize ChargeKey for commerce	---	---	Ö

ServeKey Management Console	Management console	---	Ö	Ö
	Remote HTML report creation	---	Ö	Ö
	Add/Edit/Delete Products	---	Ö	Ö
	Product ID	---	Ö	---
	Merchant ID	---	Ö	---
	Properties	---	Ö	---
	Product description	---	Ö	---
	Version	---	Ö	---
	Product icon	---	Ö	---
	Pricing information	---	Ö	---

	Protected with	---	Ö	---
	Evaluation license properties	---	Ö	---
	Staleness type	---	Ö	---
	Credits	---	Ö	---
	Reporting	---	Ö	---
ChargeKey		---	---	Ö
->	Digital fingerprint	---	Ö	Ö

TrialWrap	Desktop protection/pc binding	---	Ö	---
	Credits protection	---	Ö	---
	Days protection	---	Ö	---
	Date protection	---	Ö	---
	Multiple desktop elements for automatic and complex routing	---	Ö	---
Network protection (run copies)
	Network licenses	---	Ö	---
	Network license – file server	---	Ö	---
	Remove license	---	Ö	---
	License transfer	---	Ö	---
	Trial/Demoware creation	---	Ö	---
	Unlock code for trial/demoware	---	Ö	---
	Unlock code filename/build db	---	Ö	---
	Program password	---	Ö	---
	Admin password	---	Ö	---
	Mask	---	Ö	---
	eCommerce integration	---	---	Ö
	eCommerce URL	--	Ö	---
	Level 1 payment HTML	---	Ö	---

	Level 2 payment HTML	---	Ö	---
	Level 3 payment HTML	---	Ö	---
	ChargeKey dialog template ref	---	---	Ö
	Encrypted network file	---	Ö	---
	Toolbar button shortcuts	---	Ö	---
	Menu shortcuts	---	Ö	---
	Settings file	---	Ö	Ö
	Pass security status to host	---	---	Ö
	Hard coded serial number	---	Ö	---
	PC unique serial number	---	Ö	--
	Random serial number	---	Ö	---
	Parameter fed protection screens for defining demonstration license	Ö	---	---
	DLL/OCX/SCR Protection	Ö

InstallWrap	Assign flash variables to controls on a form.	---	---	Ö
	Utilize for installation.	Ö	Ö	Ö
	Controlling overwrite properties of files which already exist on the target system.	---	---	Ö
	Online registration screen	Ö	Ö	---
Process flow elements
	Destination Directory Dialog	---	---	Ö
	Destination Program Group	---	---	Ö
	Install Files	---	---	Ö
	Install Type	---	---	Ö
	Install Error Log	---	---	Ö
	License Text	---	---	Ö
	Password Dialog	---	---	Ö
	Rules Action	---	---	Ö

	Run Process	---	---	Ö
	Update INI Files	---	---	Ö
	Update Registry Settings	---	---	Ö
	Update System Files	---	---	Ö

Softlocx	SDK	---	---	Ö
	Allow evaluation either as a number of credits, a number of days or to a fixed date	----	---	Ö
	Allow the evaluation period to be extended for further assessment	----	---	Ö
	Protect your software in a networked environment, limiting the number of licenses running at any one time.	----	---	Ö
	Run silently providing 'one-shot' applications, with no purchase option.	----	---	Ö
	Enable multiple functionality levels or multiple purchase options.	----	---	Ö
	Generate unlock codes for customers.	----	---	Ö

Crunch	Reduce .exe’s, .ocx’s, .dll’s and screen savers by up to 70%	---	---	Ö
	Stop debuggers, process dumpers, and dissemblers in their tracks	---	---	Ö

Fusion	Automatically detect the dependent files required by the software and ‘fusing’ these files together with the program .exe, .dll, .ocx or .scr file	---	---	Ö
	Compress and encode modules	---	---	Ö
	Recursively check dependent .dll’s	---	---	Ö
	Version control	---	---	Ö
Encryptogen	Java IP Protection (Expand)

Titanium SDK	Expand

ServeKey SDK	Expand

ServeKey II	Expand

Desktop Named user licenses

Desktop Licensing - Creating unique serial numbers for each license based on digital fingerprint

Network Licensing - Concurrent license queuing

Network Licensing- High water mark of past useNetwork Licensing – Overdraft facility

SmarteCD - Auto unlock of software utilizing serialized CD

ServeKey – Support for backup servers

NetSpy – License Monitoring/New application

 Usability and Product Enhancements

This release does not include any new core functionality.  Therefore, this section describes the base capabilities that are required to meet core GA readiness criteria as well as product packaging and  delivery methodologies.

The following color coding scheme has been implemented to designate the priority of each feature described below:

•

High priority (must have immediately) items are marked in RED

•

Medium priority (would like to have in the near future) are marked in ORANGE

•

Low priority (nice to have) are marked in GREEN

Amendments are made below for usability and product enhancements for the current project milestones (9th and 23rd September 2002) . Medium and Low Priority Issues are outside the scope of current deadlines.

1.

Demonstration Licenses:

a.

SmarteSECURE will include the ability to assign demonstration licenses to protected applications.
Already Possible- use LIC files – TrialWare Element?

b.

There should be no backend server dependencies when defining demonstration licenses within SmarteSECURE.
Already Possible – use LIC files – TrialWare Element?

2.

Branding:

Need to Know – Word Count for Text, Help file Format, Sizes for BitMaps, Fonts, Formats etc. prior to Smarte providing information for incorporation

Bit-Arts to provide SCREEN SHOTS to assist in the branding definition where possible, and then send screen captures as development continues so as to be able to redefine look and feel as the product gets developed

Smarte needs to place LOGOS, EULAs, Click Wraps, CopyRight Notices, English Conversion Texts, Privacy Statements, Acknowledgement text for Machine access at end user level in the FTP site and provide FTP access information to Bit-Arts

Change the link from within the toolbar element to point to the Smarte Solutions website.
Complete 09/09/02

a.

Change the “About” box text reference to (insert text here)
Complete 09/09/02 – AWAITING TEXT

b.

Replace all references to Bit Arts with Smarte Solutions within the online help files.
Shawn – Smarte is completing

c.

Replace all references to a Bit Arts product (ie Titanium, Trialwrap, etc.) with the appropriate Smarte Solutions product respectively (as described above). This applies to core products as well as products being introduced as Dev Kit items.
Shawn – Smarte is completing

d.

Change all Titanium product logos to the Smarte Solutions product logos respectively.
Complete 09/09/02 – AWAITING LOGOS

e.

Titanium error dialog template messages need to be replaced with SmarteSECURE and SmarteMANAGER respectively.
Complete 09/09/02

Change to read Smarte Solutions ERROR - <details> or Smarte Solutions WARNING - <details> as Captions

f.

Replace references to a Titanium Data File to a Smarte Data File.
Complete 09/09/02, Shawn to modify help files

Just Retain as .TDF (if needs to be expanded, call it The Data File?)

g.

Modify .TDF to .SDF.
As above

Just retain as .TDF

h.

Modify the license status window branding and graphic image to reflect the Smarte “molecule” renderings.
Complete 09/09/02 – AWAITING LOGOS

i.

Replace “Exit Titanium” button shortcut with “Exit SmarteSECURE” or Exit SmarteMANAGER” respectively.
Complete 09/09/02

j.

Modify British English spelling with US spelling (customise to customize, colour to color, etc.).
Shawn to advise on changes necessary in s/w.

k.

The ‘virus’ element needs to be renamed ‘tamper-proof’ element to better reflect its functionality.
Complete 09/09/02

Call it Tamper-Proof (not Virus) Element

3.

Protection and License Management:

Process flows defined with SmarteSECURE and/or SmarteMANAGER should be able to be uniquely named and saved for latter application (i.e. support the ability to create a catalogue of process flows for multiple products and/or companies).  The information stored should include the creation date (or last updated date), company/division/unit flow is assigned to, application, and a brief description.

<PRIORITY>

When opening a process flow, allow the user to double click on a process flow .tdf (.sdf) to automatically open.  This method of opening the file is in addition to the standard menu bar navigation. (Note:  Paul stated already a capability of Titanium today).

Provide the ability to assign conditionals to an individual element (in addition to a grouping of elements that exist prior to the conditional statement as exists currently).

This could be redefined to say that Every Element instantiation in the process flow should automatically get a Number assigned to the Box.  Can be additionally discussed.

Provide default numbers for each element in order to easily support applying conditionals to an individual element.

<as described above>

<PRIORITY>

Add an “Undo” button within the process flow editor for up to 25 edits.

<PRIORITY>

Add a “Process Flow Definition” icon within the toolbar for quick navigation/shortcut in order to return to the process flow editor from another part of the product.  (Note:  Paul stated already a capability of Titanium today).

When an update is created such that it is a patch to a primary release, provide the ability to protect the update, distribute the update either electronically or on media, and appended to a separately protected primary executable.  This capability should support multiple protected patch updates being applied to the protected primary executable.
Not currently possible – RD to advise on possible alternatives or workarounds

Bit-Arts to provide OPTIONS and ALTERNATIVE SCENARIOS to present back to the Customer.

When an upgrade is created for the primary release, provide the ability to protect the upgrade, distribute the upgrade either electronically or on media, and have the option to either append or replace the separately protected primary executable, maintaining all license rules.  This capability should support multiple protected upgrade being applied to the protected primary executable.
Not currently possible – RD to advise on possible alternatives or workarounds

Bit-Arts to provide OPTIONS and ALTERNATIVE SCENARIOS to present back to the Customer.

When assigning license parameters to an electronically distributed application, provide the option to apply the same license parameters to the application delivered on media.  The total license counts, credits, etc. should not be additive, rather should in total support what the agreement calls for.
RESOLVED

THIS IS A KEY REQUIREMENT.  Smarte’s discussion on this led to the conclusion that the solution for this is centered around creation of a KEY FILE that needs to work in conjunction with the Desktop (and optionally Network) Element and ServeKEY.  The ServeKEY needs to be able to handle not only the registration of the desktop ID but also the KEY FILE to go with it, so the same protected EXE can be distributed with both Electronic and CD versions (or for that matter, multiple times electronically).

Possible enhancement to ServeKey?  Also, will both ServeKey (for windows) and ServeKey II (to begin with on Solaris/Oracle) be made available?

When extending a license, input only the extension period (currently require to add the previous license term to the extension period).  This is applicable for both desktop and network (.NET) implementations.
Not currently possible

Is there the ability to query the status of licenses so as to be able to easily determine existing licenses so additive licenses can be correctly issued?  Is this available both by way of use of license manager and servekey?

Provide the ability for remote license management.
Will require new product and development specs, Smarte team to advise

This is needed for internal compliance monitoring, monitoring of peak license usage, automatic temporary license feeds and auto reporting of that, monitoring of license usage patterns etc.

Provide a repository of all license information that can be used with third party reporting tools (with future integration into the common management platform).

This is needed for export/import of data into other 3rd party tools.

Provide the ability to tie a business term description to the unlock, registration and disable levels.

As an example the ability to call Level 1 = Basic, Level 2 = Advanced, Level 3 = Premium etc. and call using these business terms rather than Levels 1, 2 or 3.

<PRIORITY>

Remove restriction that desktop and network licenses require previously protected builds.

Include the ability to assign default levels unlock, registration and disable levels for use within the creation of future process flows.

When defining process flows, add a debug mode that will simulate the outcome of the flow.

Increase the number of “Select File” elements that can be included within a single process flow to 9999.

When including multiple “Select File” elements within a process flow, each “Select File” element can be linked can be uniquely linked to a different “ServeKey” element.

Allow multiple “ServeKey” elements to be linked to a single “Select File” element to support premium packaging/distribution.

Provide the ability to save a .tdf (.sdf) with comments as a standard template.

Is there a common methodology for introduction of comments to TDF that can be created?

Add a history log that tracks the changes made to a process flow.  The log should be a viewable option like the process window option.  It can then be used to enable efficient editing and aide in understanding process flow logic problems.

Create two tabs at the bottom of the Dialogue Editor and Process Flow Editor for quick navigation.  The tabs should alternate to highlight the alternate editor (ie if in the Process Flow Editor, the Dialogue Editor navigation tab should be highlighted and the Process Flow Editor tab should be low-lighted or grayed-out).

Transfer a protected .exe from one machine to another without Servekey.

Can transfers be made possible in a ServeKEY enabled deployment via the use of a License Manager, in cases where the internet connection is unavailable?

<PRIORITY>

Allow the disabling of a network license by the customer.
Possible already, Use desktop protection in conjunction with Network Protection

What happens in scenarios where the server hosting the UNC path for network protection goes down?  Is there an automatic mirror backup setup possible?

Alternatively, how do we prevent the creation of the same UNC path in a completely different site to gain access to similar licensing as the legitimate site?  Would it be possible to trap the UNC path via the use of IP address?

Open multiple process flows simultaneously.

Being able to open multiple TDFs simultaneously on the screen would be advantageous

Ability to modify the size of the splash screen within the splash screen element.

Support the inclusion of ,jpeg and .gif images for use within the splash screen element.

Flexibility to be able to include JPEG or GIF would be very advantageous if technically doable

Generate a unique serial number at each installation instance.

Incorporate custom DLL (License Manager) and .NET Encoder and Decoder files developed for Pavilion as a part of the Dev Kit

Watermark fingerprinting of EXE instantiations for individualized tagging of each instance of the protected exe

Ability to tie down installations to a specific directory or to a specific user of a machine – for both Desktop and Network licensing

Support on-demand encryption

Support multiple currencies

Change License Manager to where selection of Desktop Tab displays just licenses specific to Desktop, and selection of Network Tab displays just licenses specific to Network

4.

Reporting and System Management:

Robust reporting capabilities (expand)

Offline and online reporting (expand)

5.

Installation and Configuration:

Bit-Arts to provide details of current Titanium and other products installation procedure and individual component list.  This will aid Smarte in pre-peparing for installation and packaging when SmarteSECURE and SmarteMANAGER are available.

Utilize InstallWrap to create the installation packages SmarteSECURE and SmarteMANAGER.

Remove the BitArts branding within the install program and include the Smarte branding elements (including within the progress bar, etc.).
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Modify the flash presentation to include “advertisement” text during the installation process (text to be supplied).
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Modify text size and format within the flash presentation for readability and consistency (exact text to be supplied).
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Update links and contacts with Smarte Solutions contact information within the flash presentation.
Smarte Dev team to receive training from NC on customising Installations – Date TBC

When the installation is complete, add instructions on how to get started with SmarteSECURE and SmarteMANAGER respectively (currently the installation process just ends when complete).
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Update the uninstall process with the Smarte branding elements.
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Modify the Start menu elements to list .exe first, help second and uninstall third (currently help is listed first).
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Remove the download option.
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Ensure that all “Next” buttons have the “arrow” below the text for consistency sake.
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Automatically save the installation log for future reference (rather than default to not saving).

Provide the flexibility to define process flows both offline and online.  Include a configuration option within the menu structure.

Modify the directory naming structure to Smarte/SmarteSECURE or Smarte/SmarteMANAGER respectively.
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Rename bitarts_evaluation.exe to smarte_evaluation.exe.
Complete by 09/09/02

Rename titanium.dat to smarte_secure.dat.or smarte_manager.dat respectively.  Hold settings for program options.
Complete by 09/09/02

6.

Third Party Product Integration:

ALL OF THE BELOW (except 6.0.6) are a PRIORITY based on customer needs.  The respective API’s or SDK’s that can be made available for achieving 3rd party integration needs to be discussed.

Support seamless integration with third party electronic distribution systems, including the addition of specific variables into the variable editor.

<PRIORITY>

Allow the user to customize the dialogue editor and variable editor to include third party electronic distribution system variables.

<PRIORITY>

Support seamless integration third party commerce systems, including the addition of specific variables into the variable editor.  (NOTE:  Paul to differentiate when a client would use Chargekey and what is missing if they use their own payment provider.)

<PRIORITY>

Allow the user to customize the dialogue editor and variable editor to include third party commerce system variables.

<PRIORITY>

SmarteDLL for integration with third party support systems such as Vantive (included within the Development Kit).

<PRIORITY>

Integrate into standard system management frameworks (Tivoli, BMC, CA) as a building block, CAM, etc. respectively.

Support integrating third party serialization schemes within our fingerprinting system.

Is this done using Softlocx and mapping customer serial number to internal unlock codes?

<PRIORITY>

Add the ability to provide a false/positive for known “problem” drives.
Smarte has sent in a Tech Bulletin detailing the fix to be incorporated within SmarteCD element (incorporating Exception List, Time Out and File Open protocols)

7.

Interoperability:

When SmarteSECURE is installed with subsequent purchase of SmarteMANAGER, the interface should automatically extend to support the combined product functionality, allowing the user to work from one “interface”

Process flows defined within SmarteSECURE should be recognized by SmarteMANAGER without any modifications required.
Complete by 09/09/02

Although not required for this release, the modularization should be done in such a fashion to support the future integration of SmarteSECURE application with SmarteSECURE content.

When SmarteMANAGER is used in conjunction with SmarteSECURE, the SmarteMANAGER menu items will be added to the SmarteSECURE toolbar under a “License” drop down menu (SmarteSECURE is the primary interface).  The respective icons will be added to the icon toolbar as a customizable option.

8.

International and Localization:

Is ServeKEY II localized?  Would SmarteSECURE and SmarteMANAGER also be available in double bytes and as localized versions?

I18n support for FIGS and double byte languages.

a.

L1011 support for FIGS and double byte languages.

b.

Support multi-currency data and calculations.

9.

Platform Support:

Support Solaris Unix v7 and v8.

Support Linux v2.X.

Support Mac OS 10

Support the .Net framework (ie C# , ASP, VB etc.)

a.

Support for protecting Java applications and applets on J2 ME/SE/EE, utilizing JDK 1.3 and higher.
IP Protection possible using Encryptogen. Can use SK2 SDK for Servekey functionality

Details of Encryptogen, use cases, examples, documentation needed for satisfying 2 betas by end of August.

Allow the user to define process flows on a different platform than the flow will be executed on (ie remove the limitation of requiring to build process flows in Windows 98 in the flow will be executed on a Win98 machine).
RESOLVED – Need to check OS specific paths during process flow.

10.

Legal Notices and Licensing:

Replace the clickwrap licensing within the installation program with the Smarte clickwrap license. Smarte Dev team to receive training from NC on customising Installations – Date TBC

Replace all copyright notices with Smarte notices (text to be provided)
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Remove the End User License Agreement (EULA) (terms and conditions will be included in the clickwrap and/or the customer contracts/licenses.
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Include privacy message boxes (text to be provided).
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Include redistribution notices of product and process flows (text to be provided).
Smarte Dev team to receive training from NC on customising Installations – Date TBC

Example is for use of Crystal Reports

11.

Miscellaneous:

a.

Create a “library” of tools within the Development Kit that can be utilized by the SmarteXperience professional services organization to extend the product offering.  The library should be able to be packaged and distributed as value added sales incentives.

<PRIORITY>

Support electronic distribution of protected applications.
RESOLVED

Support the ability to delivery a protected application partially through an electronic mechanism and partially on CD/DVD protected media.
Not currently possible – RD to advise on possible alternatives or workarounds

Options and alternate suggestions needed

Support the ability to append a protected .exe with a protected update, not requiring a replacement .exe.
Not currently possible – RD to advise on possible alternatives or workarounds

Options and alternate suggestions needed

Integrate a customer’s or Smarte’s serialization technique within the backend fingerprinting.  Utilize the fingerprinting technology in concert with titanium unique and fixed serial numbers including the ability to unlock and generate codes.
Possible using COM Object.

Clarification needed for use of COM object

b.

Provide the ability to retrieve the machine id (soft id).

c.

Allow customers to customize the online help (i.e. include license tiering definitions, custom process flow template definitions, etc.).

d.

Move Program Options->Configure Options selection from under the View menu to under the Tools menu option.
Complete by 09/09/02

e.

Move Variables->Edit Variables selection from under the View menu to under the Tools menu option.
Complete by 09/09/02

12.

Bugs with Titanium v3:

The user is able to delete the “Select File”.  This should not be permitted.
Complete by 09/09/02

After the user is allows to delete the “Select File”, the product does not allow the user to add a Select File element.
Complete by 09/09/02

Under intermittent conditions, the user is not able to add a branch from the “If” condition within an element.

Surya to create Test Case and deliver to Bit-Arts

When attempting to integrate COM objects, previously reported error messages occur and do not allow the object to execute.
Complete by 09/09/02

The following mutation engine application error occurs when deleting branches from “If’ elements:  The instruction at “0x00447100” referenced memory at “0x00000004”.  The memory could not be “read”.
Complete by 09/09/02

The Application Name and Encryption Key selections are grayed out in the menu bar but appear in the online help as viable options.

For discussion

Within the online help files – License Manager ->Network License -> Server UNC Path, the description references a forward slash.  However a backward slash is used within the product.

<PRIORITY>

When adding a Web Version element and click on the element, memory errors are displayed.
Complete by 09/09/02

The print preview key within Titanium does not function correctly on an intermittent basis.
Complete by 09/09/02

When generating a concurrent license for X number of users, the system allows only X-1 users.

For Discussion.  Can two network licenses access the same UNC path?  This might be needed in Corporate environments.

 Introduction of Flash Objects in Titanium causes a crash and needs the Flash 6 (MX) compatibility
Complete by 09/09/02

 Titanium, when attempting to protect a Screen Saver, displays a message “Not an EXE” and upon execution of the protected screen saver, displays a “Debugging” message and “Did not find an EXE”

Titanium Features in Development

ServeKey V2 integration – complete by 09/09/02

Provide Feature List and Details of ServeKey II

[END OF REDACTED MATERIAL]

Product Packaging, Distribution and Documentation

SmarteSECURE and SmarteMANAGER will be in a sold and delivered in the following multi-tiered fashion:

•

Direct to software publishers -- software license (with optional maintenance and support) or on a turnkey fulfillment basis.

•

Indirect through channel partners – turnkey fulfillment basis with optional onsite hosting.

•

OEM integrateable module – embed the capabilities within a third party solution (such as a distribution framework, etc.)  This packaging would include the ability to private label and customize the help system.

•

Specialty bundles – promotional bundling with and without other Smarte and third party products.  This includes the ability to package any of the Development Kit utilities.

•

SmarteXperience professional services -- customize or extend the product offering.  The team will utilize (but not limited to) the Development Kit utilities to deliver these services.

Although the solution suite can be deployed in a hosted environment, Smarte will not include hosting services as a standard deployment offering.  Rather it will rely on channel partners or third party ISP/ASP’s to fulfill on any production hosting requests.

For product demonstrations and Proof of Concept scenarios, Smarte will create a simulation environment at the Phoenix location to illustrate all online and offline capabilities.

The product will be delivered in the following packages:  (Note:  With the exception of the
Getting Started Guide, all documentation will be supplied within the online help system.  Hard copies can be obtained for a nominal fee.)

	Software License	OEM Package (Optional Private Label version)	Turnkey Fulfillment	Demo / POC	Channel Package
CD-ROM/ Help Files	✓	✓	☒	✓	✓
Welcome Letter	✓	✓	☒	✓	✓
Getting Started Guide	✓	✓	Modified	Modified	✓
Release Notes	✓	✓	Modified	Modified	✓
Users Guide	Online only - Hard copy optional	Online only - Hard copy optional	☒	☒	Online only - Hard copy optional
Administration Guide	Online only - Hard copy optional	Online only - Hard copy optional	☒	☒	Online only - Hard copy optional
Development Guide	☒	✓	☒	☒	✓
Sample Guide	☒	☒	☒	✓	✓
Tutorials	✓	✓	✓	✓	✓
Support and Maintenance	✓	✓	Modified	☒	✓

Demonstration Samples

THIS SECTION IS INCOMPLETE – USE CASE AND PROCESS FLOWS WILL BE ADDED DURING THE DOCUMENT REVIEW CYCLE

Licensing and Pricing Models

SmarteSECURE and SmarteMANAGER will be in a sold and delivered in the multi-tiered fashion as described in the Product Packaging section above.  The licensing and pricing models described in this section support these packaging options.

Licensing Models

The following licensing models and documents will be developed in support of the requisite product distribution scenarios:

SmarteSECURE

click-wrap license (electronic)

SmarteMANAGER

click-wrap license, privacy statements (electronic)

Channel

as-is distribution license (paper)

OEM

resell and distribution license (paper)

SmarteXperience

as-is development and usage license (paper)

Support/Maintenance

support agreement (paper)

Pricing Models

Products are priced according to the delivery mode in which it was sold.  In summary:

•

Direct to software publishers – application license fee per title.  A distribution fee (electronic downloads) and/or royalty fee (media) is added based on quantity banding.

•

Indirect through channel partners – royalty percentage of the deal.

•

OEM integrateable module – royalty percentage of sales and a development/integration fee as appropriate.

•

Specialty bundles – promotional pricing dependant on package attributes.

•

SmarteXperience professional services – service packages (fixed fee) or hourly rate ($150/hour).

For details on all pricing policies, see the Smarte Solutions Pricing document.

Professional Services (Training, Maintenance, Support, Custom Development)

The SmarteXperience professional services team delivers on all billable projects.  This includes, but is not limited to onsite and course led user training, product maintenance and support as well as custom development and customer requested product extensions.  This section focuses on the user training, maintenance and support as well as custom development offerings as it relates to SmarteSecure application and SmarteMANAGER.

User Training

Based on our sales and distribution model, there are several constituents who require product training.  This includes:

•

Development managers using the software to protect their application

•

Testing personnel required to validate the protection and/or license scheme prior to release

•

Administrators responsible for maintaining the systems and issuing user privileges

•

Corporate personnel interested in obtaining an overview of the systems capabilities

SPECIFIC COURSES AND REQUISITE MATERIALS WILL BE DEFINED DURING THE REVIEW CYCLE

Maintenance and Support

Maintenance and support will be offered at 20% of the license fee.  It will include all software updates and bud fixes, with upgrades offered at a 50% discount rate.  These updates will be distributed via a secured support site and will periodically rolled into a maintenance release.

Smarte will provide all front line support to the customer base; BitArts will supply second and third line support to Smarte.

The current BitArts products will be “End of Lifed”.  PROGRAM DETAILS TO BE DEFINED

A developers program will be created to support product extensions.  PROGRAM DETAILS TO BE DEFINED

Custom Development

All custom development will be defined, scoped and bid on an individual basis.  The appropriate development manager as well as the executive team, at a minimum, will review each proposal.  Custom development projects can fall into two categories:  Zero-sum development (core functionality accelerated to meet customer demand) or true custom work (not planned as a core feature).  If the work is considered zero-sum, every effort will be made to leverage the development done such that it can be incorporated into an upcoming release.  Custom work is always considered as-is and warranted as such.

APPENDIX F

1.

Smarte Logos, Branding (such as Help, About Us, Popup Screens, Graphic Elements, Documentation, Installation etc.), Legal notices (such as EULA – End User License Agreement) and Conversion of Text from UK to US format.

2.

Bug Fixes noted in Appendix E

3.

SmarteCD Element fix with Exception List as defined in Tech bulletin

4.

Separation of Bit-Arts Software components into Bundled Product (SmarteSECURE – IP protection, SmarteMANAGER – License Management, Dev Kit – other supporting modules) as applicable to Shrink Wrap version, Channel version and OEM version

5.

ServeKey II deliverable for installation and integration at Smarte

6.

Smarte onsite visit by Bit-Arts support for Installation, Training and Testing of Bundled Product